GKIG and NPI Sign Product Licensing Agreement

HOUSTON, TEXAS, October 13, 2003....GK Intelligent Systems, Inc. (OTCBB: GKIG)
announced that on October 10, 2003 it signed an agreement with NPI Management Group, Inc. (NPI) granting NPI exclusive global distribution rights to GKIG's award winning software product, "Around the Web in 80 Minutes." Terms of the four-year agreement call for NPI to invest a minimum of $50,000 through GKIG for upgrades to the current software. GKIG will receive 15% of gross receipts from software sales through NPI and NPI will receive 85%. GKIG will serve as master contractor for all product enhancements. The move is geared to generate ongoing revenue by leveraging existing GKIG resources.

GKIG and "Around the Web In 80 Minutes" were selected "best new technology", "best retail marketing strategy" and "best overall for show" at the Retail XChange conference in February, 1999. The product was distributed internationally by three of the largest software distributors in America.

Many Americans have become accustomed to using the Internet. According to the US Census, 71% of the US population was online by the year 2000. IDC, the global market research firm, predicts that 80% of Americans will use the Web at least once a month by 2006. Beyond the United States, Internet usage is increasing globally. IDC estimates that there are approximately 600 million people worldwide using the Internet. NPI intends to target this user base.

NPI is a private management company based in Austin, Texas specializing in marketing products internationally. "We're excited about "Around the Web In 80 Minutes." said Juan de Pombo, NPI President and CEO. "The international market for teaching people about the Internet is large, so we believe this is a great opportunity."

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Deanna Slater at (713) 972-1454.

Visit the GKIS Website at:  http://www.gkis.com/